Exhibit 3.1

UMH PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

UMH Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST:  Under a power contained in Section 3(a) of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted, reclassified 199,331 authorized unissued shares of the Corporation’s 8.00% Series B Cumulative Redeemable Preferred Stock and 3,866,000 authorized unissued shares of the Corporation’s 6.75% Series C Cumulative Redeemable Preferred Stock as authorized shares of the Corporation’s common stock, par value $0.10 per share (“Common Stock”).

SECOND:  After giving effect to the foregoing classification, the authorized capital stock of the Corporation consists of 170,413,800 shares (classified as 153,713,800 shares of Common Stock, 13,700,000 shares of 6.375% Series D Cumulative Redeemable Preferred Stock, par value $0.10 per share, and 3,000,000 shares of excess stock).

THIRD:  The additional shares of Common Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned President of the Corporation acknowledges the foregoing Articles Supplementary to be the duly authorized corporate act of the Corporation and, as to all matters or facts required to be verified under oath, hereby acknowledges to the best of his knowledge, information and belief that these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 18th day of May, 2023.

ATTEST:	UMH PROPERTIES, INC.
/s/ Craig Koster	/s/ Samuel A. Landy
By: Craig Koster	By: Samuel A. Landy
Title: Secretary	Title: President